EXHIBIT INDEX

1.A.(3)(c)(2)  Schedules of Sales Commissions for VUL IV-NY/VUL IV ES-NY.

2.             Opinion of counsel.

6. Actuarial Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President - Insurance Product Development.

7. Written actuarial consent of Mark Gorham, F.S.A., M.A.A.A., Vice President - Insurance Product Development.

8.             Written auditor consent of Ernst & Young LLP.